Exhibit 5.1

July 19, 2013

Education Management LLC

Education Management Finance Corp.

c/o Education Management Corporation

210 Sixth Avenue, 33rd Floor

Pittsburgh, PA 15222

Ladies and Gentlemen:

We have acted as counsel to Education Management LLC, a Delaware limited liability company (the “Company”), and Education Management Finance Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), Education Management Corporation, a Pennsylvania corporation (“Parent”) and to the subsidiaries of Parent listed on Schedule I (collectively with the Parent, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of up to $203,044,423 aggregate principal amount of Senior Cash Pay / PIK Notes due 2018 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an Indenture dated as of March 5, 2013 (the “Indenture”), among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”). The Exchange Securities will be offered by the Issuers in exchange for

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$203,044,423 aggregate principal amount of their outstanding Senior Cash Pay / PIK Notes due 2018 that were issued on March 5, 2013.

We have examined the Registration Statement and the Indenture (including the form of Exchange Security and Guarantee), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the

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Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth in paragraphs 1 and 2 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the respective laws of the States of California, Florida, Georgia, Illinois and Texas, we have relied upon the opinion of Jones Day, dated the date hereof, which is being filed as an exhibit to the Registration Statement. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the respective laws of the States of Indiana and Minnesota, we have relied upon the opinions of Barnes & Thornburg LLP, each dated the date hereof, which are being filed as exhibits to the Registration Statement. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Pennsylvania, we have relied upon the opinion of Mr. Devitt Kramer, Senior Vice President, General Counsel and Secretary of Parent, dated the date hereof, which is being filed as an exhibit to the Registration Statement. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Tennessee, we have relied upon the opinion of Waller Lansden Dortch & Davis, LLP, dated the date hereof, which is being filed as an exhibit to the Registration Statement.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law, the

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Delaware Limited Liability Company Act and, to the extent set forth herein, the respective laws of the States of California, Florida, Georgia, Indiana, Illinois, Minnesota, Pennsylvania, Tennessee and Texas.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

SUBSIDIARY	STATE OF INCORPORATION OR FORMATION
AICA-IE Restaurant, Inc.	California
AID Restaurant, Inc.	Texas
AIH Restaurant, Inc.	Texas
AIIN Restaurant LLC	Indiana
AIIM Restaurant, Inc.	Minnesota
AIT Restaurant, Inc.	Florida
AITN Restaurant, Inc.	Tennessee
Argosy University Family Center, Inc.	Minnesota
The Connecting Link, Inc.	Georgia
EDMC Marketing and Advertising, Inc.	Georgia
Higher Education Services, Inc.	Georgia
MCM University Plaza, Inc.	Illinois